Exhibit 10.3

CUBIC CORPORATION

AMENDMENT TO THE 2015 INCENTIVE AWARD PLAN

THIS AMENDMENT TO THE 2015 INCENTIVE AWARD PLAN (this “Amendment”), effective as of August 6, 2018 (the “Plan Amendment Date”), is made and adopted by CUBIC CORPORATION, a Delaware corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

WHEREAS, Cubic Corporation, a Delaware corporation (the “Company”), maintains the Cubic Corporation 2015 Incentive Award Plan, as amended (the “Plan”); and

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company approved this Amendment to the Plan on August 6, 2018 (the “Amendment Effective Date”).

NOW, THEREFORE, effective as of the Amendment Effective Date, the Plan is amended as follows:

1.          Section 11.2 of the Plan is hereby deleted and replaced with the following:

11.2      Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator shall determine the methods by which payments by any Participant with respect to the tax withholding obligations with respect to any Awards granted under the Plan shall be made, which methods may include any of the methods permitted under Section 11.1 above.  Without limiting the foregoing, the Administrator, in its sole discretion and in satisfaction of the foregoing requirement, may withhold, or allow a Participant to elect to have the Company withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered may not exceed the number of Shares which have a fair market value on the date of withholding or surrender equal to the aggregate amount of such tax withholding liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America) and, to the extent such Shares were acquired by the Participant from the Company as compensation, the shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, that, such shares shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

2.          Except as set forth above in this First Amendment, the Plan shall remain in full force and effect.

I hereby certify that the foregoing Amendment was duly adopted by the Executive Compensation Committee of the Board of Directors of Cubic Corporation on August 6, 2018.

By:	/s/ James R. Edwards
Name:	James R. Edwards
Title:	Senior Vice President, General Counsel & Secretary